                                                                      EXHIBIT 99


                                    PRESS RELEASE


Benedek Communications Corporation
2895 Greenspoint Parkway, Suite 250
Hoffman Estates, Illinois 60195
Contact:  K. James Yager - President
          (847) 585-3450

                BENEDEK COMMUNICATIONS ANNOUNCES TENDER OFFER AND
          CONSENT SOLICITATION FOR 13 1/4% SENIOR SUBORDINATED DISCOUNT
           NOTES DUE 2006 AND CONSENT SOLICITATION FOR 11 1/2% SENIOR
                          EXCHANGEABLE PREFERRED STOCK

           THE COMPANY ALSO REPORTS PRELIMINARY RESULTS OF OPERATIONS
                      FOR THE THIRD QUARTER OF FISCAL 2000

        October 18, 2000--Hoffman Estates, Illinois: Benedek Communications Corporation announced today the commencement of a tender offer and consent solicitation for all of its outstanding 13 1/4% Senior Subordinated Discount Notes Due 2006 and a consent solicitation with respect to its 11 1/2% Senior Exchangeable Preferred Stock.

        The tender offer and the solicitations are part of the Company's financing plan, the purpose of which is to (i) reduce the Company's aggregate interest expense by refinancing the Discount Notes and the Company's existing credit facility; (ii) extend the maturities of the Company's debt securities and
(iii) enhance the Company's operating and financial flexibility. The new financing is intended to be comprised of an issuance of approximately $450.0 million in new senior secured notes and a $25.0 million revolving credit facility. The Company does not anticipate that any borrowings under the revolving credit facility will be required at the closing of the new financing.

        The Total Consideration for each $1,000 principal amount at maturity of Discount Notes tendered pursuant to the offer will be equal to 100% of the Accreted Value for each Note through and including the payment date. On October 18, 2000, the Accreted Value for each $1,000 principal amount at maturity of Discount Notes was $929.31, and on November 14, 2000 (the expiration date of the tender offer, unless the same is extended), the Accreted Value will be $937.73. The Offer Price for the Discount Notes will be the Total Consideration minus $30.00, which is the Consent Payment. The Company will pay the Total Consideration as promptly as possible after the expiration of the tender offer.

        In conjunction with the tender offer for the Discount Notes, Benedek Communications is soliciting consents to eliminate substantially all of the restrictive provisions and covenants and

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certain default provisions in the indenture under which the Discount Notes were issued, other than the covenants to pay interest and principal on the Discount Notes and the related default provisions. Holders who tender their Discount Notes in the offer are required to consent to the proposed amendments to the indenture. The Consent Payment will be paid only to holders of Discount Notes who validly tender their Discount Notes and give their consent at or prior to 5:00 p.m., Eastern time, on October 31, 2000, unless otherwise extended. The offer will expire at 5:00 p.m., Eastern time, on November 14, 2000, unless otherwise extended. Tendered Discount Notes may be withdrawn and related consents may be revoked at any time on or prior to 5:00 p.m., Eastern time, on October 31, 2000.

        Benedek Communications is also soliciting consents from the holders of record on October 18, 2000 of its 11 1/2% Senior Exchangeable Preferred Stock to amend the Certificate of Designation governing the issued and outstanding shares of Preferred Stock in order to (i) permit the Company to merge with and into Benedek Broadcasting Corporation, a wholly owned subsidiary of the Company; (ii) permit Benedek License Corporation, a wholly owned subsidiary of Benedek Broadcasting, and any other restricted subsidiaries to guarantee the Company's obligations in connection with the proposed new senior secured notes; (iii) permit the Company to enter into the new revolving credit facility while eliminating an exception to the debt incurrence limitation in the Certificate of Designation that permits the Company to enter into other bank credit agreements; and (iv) make certain other amendments. Benedek Broadcasting will be the surviving entity in the Merger and the outstanding shares of Preferred Stock will be exchanged for a like number of shares of preferred stock of Benedek Broadcasting with the rights, privileges and preferences that are identical to the rights, privileges and preferences of the Preferred Stock. As a result of the Merger, Benedek Broadcasting's corporate structure will be simplified by eliminating the Company as a holding company.

        The Company is offering to pay to each Preferred Stock stockholder who validly consents to the proposed amendments on or prior to 5:00 p.m., Eastern time, on October 31, 2000, unless extended, an amount in cash equal to $10.00 per share for which consents are validly delivered and not revoked on or prior to 5:00 p.m., Eastern time, on October 31, 2000. The Company intends to pay the Preferred Stock consent payment as promptly as possible after satisfaction or waiver of all of the conditions described below.

        The obligations of the Company with respect to both the tender offer and the consent solicitations is conditioned on, among other things, (i) there having been validly tendered and not withdrawn a minimum of 51% of the aggregate principal amount at maturity of the Discount Notes; (ii) the receipt of consents from a majority of the aggregate principal amount at maturity of the Discount Notes with respect to certain amendments to the indenture under which the Discount Notes were issued; (iii) the execution of a supplemental indenture;
(iv) there having been validly delivered and not validly revoked the consents of at least two-thirds of the issued and outstanding shares of Preferred Stock, voting as a separate class, with respect to the proposed amendments; and (v) satisfaction of all conditions to the availability of financing with respect to the Company's financing plan.


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        It is contemplated that all of the transactions discussed above will be completed simultaneously on or about November 17, 2000.

        Questions concerning the terms of the tender offer or either solicitation may be directed to Deutsche Bank Securities Inc., the Dealer Manager and Solicitation Agent for the tender offer and the Solicitation Agent for the Preferred Stock solicitation, at (212) 469-8995, contact Alice Jane Poor. Questions may also be addressed to MacKenzie Partners, Inc., the Information Agent for both the tender offer and the Preferred Stock solicitation, at (212) 929-5500 (call collect) or (800) 322- 2885.

        The Company also announced certain preliminary third quarter 2000 operating results. The Company expects to report net revenues for the quarter ended September 30, 2000 of $39.5 million, broadcast cash flow of $14.7 million and Adjusted EBITDA of $13.2 million, increases of 19.0%, 22.5% and 21.1%, respectively, over the same period in 1999. On a pro forma same station basis, before time brokerage fees and excluding a nonrecourse subsidiary, the Company expects net revenues of $39.5 million, broadcast cash flow of $14.8 million and Adjusted EBITDA of $13.3 million, increases of 8.5%, 18.4% and 15.7%, respectively, over the same period in 1999.

        For the nine months ended September 30, 2000, the Company expects to report net revenues of $112.8 million, broadcast cash flow of $41.8 million and Adjusted EBITDA of $37.5 million, increases of 9.8%, 9.4% and 7.8%, respectively, over the same period in 1999. On a pro forma same station basis, before time brokerage fees and excluding a nonrecourse subsidiary, the Company expects net revenues of $115.9 million, broadcast cash flow of $42.8 million and Adjusted EBITDA of $38.5 million, increases of 3.9%, 7.0% and 5.5%, respectively, over the same period in 1999.

----------------------- ------------------------------------ ---------------------------
                                 THREE MONTHS ENDED               NINE MONTHS ENDED
(IN MILLIONS)                      SEPTEMBER 30,                    SEPTEMBER 30,
----------------------- ------------------------------------ ---------------------------
                               1999              2000            1999          2000
                               ----              ----            ----          ----
Net Revenues                  $33.2              $39.5          $102.7        $112.8
Station Expenses               21.2               24.8            64.5          71.0
                              -----              -----           -----         -----
Broadcast Cash Flow(1)        $12.0              $14.7           $38.2         $41.8
                              =====              =====           =====         =====
Adjusted EBITDA(2)            $10.9              $13.2           $34.8         $37.5
                              =====              =====           =====         =====

        For the 12-month period ended September 30, 2000, on a pro forma same station basis, before time brokerage fees and excluding a nonrecourse subsidiary, the Company expects net revenues of $157.3 million, broadcast cash flow of $59.7 million and Adjusted EBITDA of $54.3 million.


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

                                                          SAME STATION(3)
                                                   PRO FORMA OPERATING RESULTS
---------------------- -----------------------------------------------------------------------------
                          THREE MONTHS ENDED          NINE MONTHS ENDED          12 MONTHS ENDED
(IN MILLIONS)                SEPTEMBER 30,              SEPTEMBER 30,             SEPTEMBER 30,
---------------------- -------------------------  -------------------------- -----------------------
                            1999         2000          1999         2000              2000
                            ----         ----          ----         ----              ----
Net Revenues               $36.4         $39.5       $111.5        $115.9           $157.3
Station Expenses            23.9          24.7         71.5          73.1             97.6
                           -----         -----        -----         -----             ----
Broadcast Cash Flow(1)     $12.5         $14.8        $40.0         $42.8            $59.7
                           =====         =====        =====         =====             =====

Adjusted EBITDA(2)         $11.5         $13.3        $36.5         $38.5            $54.3
                           =====         =====        =====         =====             =====

---------------------

1.   Broadcast cash flow is defined as Adjusted EBITDA plus corporate expenses.

2. Adjusted EBITDA is defined as operating income before financial income as derived from the consolidated statements of operations plus depreciation and amortization, amortization of program broadcast rights and noncash compensation less payments on program broadcast liabilities and net gain on sale of stations.

3. Same station information includes all 23 stations currently owned by the Company as if such stations were owned by the Company throughout the periods without any other pro forma adjustments but excluding time brokerage fees on the exchange of Santa Maria, CA for Colorado Springs, CO in 1999 and revenue and expenses of a nonrecourse subsidiary. In December 1999, the Company entered into a definitive Exchange Agreement with WGRC, Inc. pursuant to which, on March 31, 2000, it exchanged its NBC affiliate station in Springfield, MA for the NBC affiliate serving Omaha, NE and the ABC affiliate serving Wichita, KS. In March 2000, the Company completed the sale of KOSA-TV, its CBS affiliate station in Odessa, TX.


        In commenting on the results, Mr. K. James Yager, President of the Company stated that "Our growth in the third quarter was primarily the result of better than expected political revenue while other advertising categories performed in accordance with our plan. Our continued emphasis on strict cost controls also contributed to the strong performances in the third quarter."

        The Company owns 23 network-affiliated television stations in small to medium-sized markets throughout the United States.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer and solicitation with respect to the Discount Notes is only made by the tender offer and consent solicitation documents. The solicitation with respect to the Preferred Stock is only made by the consent solicitation documents.

        This press release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as

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a result of certain factors, including changes in national and regional economies, competition in the television business, pricing fluctuations in local and national advertising, program ratings and changes in programming costs, among other factors.


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